Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the
Prospectus Supplement dated September 19, 2011 — No. 1427

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $20,614,000 Commodity-Linked Notes due 2012 (Linked to the ICE Brent Crude Futures Contract, as Traded on ICE Futures Europe)

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (November 5, 2012, subject to adjustment) is based on the settlement price of the first or second nearby ICE Brent Crude Futures Contract (which we refer to as the underlier), as measured from the trade date (April 27, 2012) to and including the determination date (October 29, 2012, subject to adjustment). For a discussion of the ICE Brent Crude Futures Contract and “nearby”, see “Summary Information – Questions and Answers” on page S-7. If the underlier return (defined below) is less than -15.00% (the final underlier level is less than the initial underlier level by more than 15.00%), you would lose a portion of your investment in the notes and may lose your entire investment, depending on the performance of the underlier.  Additionally, the amount you may receive for each $1,000 face amount of your notes at maturity is subject to a maximum settlement amount of $1,080.00.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final underlier level (determined on the determination date, subject to adjustment) from the initial underlier level of $119.83, which we refer to as the underlier return.  The final underlier level will be the settlement price of the first nearby ICE Brent Crude Futures Contract on the determination date, provided that if the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract, as determined by the calculation agent, the final underlier level will be the settlement price of the second nearby ICE Brent Crude Futures Contract on the determination date as determined by the calculation agent. The underlier return may reflect a positive return (based on any increase in the underlier level over the life of the notes) or a negative return (based on any decrease in the underlier level over the life of the notes).  On the stated maturity date, for each $1,000 face amount of your notes:

•                   if the underlier return is greater than or equal to -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the greater of:

o                  the product of the underlier return times $1,000, subject to the maximum settlement amount; and

o                  the product of the contingent minimum return of 6.70% times $1,000; or

•                   if the underlier return is less than -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000.  You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the underlier on any day other than the determination date.  You could lose your entire investment in the notes.  A percentage decrease of more than 15.00% between the initial underlier level and the final underlier level will reduce the payment you will receive, if any, on the stated maturity date below the face amount of your notes, potentially to $0.  Further, the maximum payment that you could receive on the stated maturity date with respect to each $1,000 face amount of your notes (the minimum denomination) is limited to the maximum settlement amount of $1,080.00.  In addition, the notes do not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-24.

Your investment in the notes involves certain risks.  In particular, assuming no changes in market conditions or our creditworthiness and other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be,  significantly less than the original issue price.  The value or quoted price of your notes at any time will reflect many factors and cannot be predicted.  Although the return on your notes will be based on the performance of the underlier, the payment of any amount due on your notes is subject to the credit risk of Goldman Sachs. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-13 so that you may better understand those risks.

Original issue date (settlement date):	May 4, 2012	Underwriting discount:	0.55% of the face amount
Original issue price:	100% of the face amount*	Net proceeds to the issuer:	99.45% of the face amount

*Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99.50% of the face amount, and as a result of such agreements, the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes.  In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.	JPMorgan
Placement Agent

Prospectus Supplement dated April 27, 2012.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-24. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “the issuer”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier:  The first or second nearby ICE Brent Crude Futures Contract (Brent Crude Contract) as traded on ICE Futures Europe (Bloomberg symbol “CO1” <Cmdty> or “CO2” <Cmdty>, respectively). The settlement price for the ICE Brent Crude Futures Contract used to calculate the closing level of the underlier on the determination date will be the price of the first nearby ICE Brent Crude Futures Contract on the determination date; provided that if the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Futures Contract, as determined by the calculation agent, the settlement price for the ICE Brent Crude Futures Contract used to calculate the closing level of the underlier on the determination date will be the price of the second nearby ICE Brent Crude Futures Contract on the determination date.

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount of $1,000; $20,614,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the underlier return is greater than or equal to -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the greater of:

o           the product of the underlier return times $1,000, subject to the maximum settlement amount; and

o           the product of the contingent minimum return of 6.70% times $1,000; or

•                  if the underlier return is less than -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000.  You will receive less than $1,000.

Cap level:  108.00% of the initial underlier level

Maximum settlement amount:  $1,080.00

Trade date:  April 27, 2012

Settlement date (original issue date):  May 4, 2012

Initial underlier level:  $119.83

Final underlier level:  the closing level of the first nearby ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent unless the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract, as determined by the calculation agent, in which case the final underlier level will be the closing level of the second nearby ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent, in either circumstance subject to the provisions described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

Closing level: the official U.S. dollar settlement price of the underlier (expressed in dollars per barrel) for the first or second nearby futures contract, as applicable, quoted by ICE Futures Europe and displayed on Bloomberg under the symbol  “CO1” <Cmdty> or “CO2” <Cmdty>, respectively

Underlier return:  the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Contingent minimum return: 6.70%

Stated maturity date:  November 5, 2012, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25

Determination date:  October 29, 2012, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract with respect to the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-33

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman, Sachs & Co.

Business day:  as described on page S-27

Trading day:  as described on page S-27

CUSIP no.:  38143U2T7

ISIN no.:  US38143U2T73

This is only a brief summary of the terms of your notes. Please read the terms below with the remainder of this prospectus supplement, the accompanying prospectus supplement, dated September 19, 2011, and the accompanying prospectus, dated September 19, 2011.

supplemented by the accompanying prospectus supplement, dated September 19, 2011

Commodity-Linked Notes Linked to the ICE Brent Crude Futures Contract, as Traded on ICE Futures Europe Issued by: The Goldman Sachs Group, Inc.

Investment Profile

For investors:

•                   who believe that for the period from the trade date to the determination date the settlement price of the ICE Brent Crude Futures Contract will increase by no more than 8.00% or will decline by no more than 15.00%; and

•                   who want to receive a contingent minimum return of 6.70% if the settlement price of the ICE Brent Crude Futures Contract increases by less than 6.70% or decreases by no more than 15.00%, and a one-to-one upside return for any increase between 6.70% to 8.00% in exchange for:

o                  limiting their upside return if the settlement price of the ICE Brent Crude Futures Contract increases by more than 8.00%; and

o                  bearing the full downside risk if the settlement price of the ICE Brent Crude Futures Contract decreases by more than 15.00%, including the risk of losing their entire investment in the notes.

Payout Description

The amount that you will be paid on your notes on the stated maturity date is based on the settlement price of the first nearby ICE Brent Crude Futures Contract (or the second nearby ICE Brent Crude Futures Contract in limited circumstances described below) (which we refer to as the underlier), as measured from the trade date to and including the determination date.  To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final underlier level on the determination date from the initial underlier level of $119.83, which we refer to as the underlier return.

On the stated maturity date, for each $1,000 face amount of your notes:

•                   if the underlier return is greater than or equal to -15.00%,  you will receive the sum of (i) $1,000 plus (ii) the greater of:

o                  the product of the underlier return times $1,000, subject to a maximum settlement of $1,080.00; and

o                  the product of the contingent minimum return of 6.70% times $1,000; or

•                   if the underlier return is less than -15.00%, you will receive the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000.  In this scenario, you will receive less than $1,000 and potentially $0, depending on the performance of the underlier.

Underlier Description

•                   The amount that you will be paid on your notes on the stated maturity date is based on the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the first nearby ICE Brent Crude Futures Contract (or the second nearby ICE Brent Crude Futures contract in limited circumstances described below), quoted by ICE Futures Europe and displayed on Bloomberg under the symbol  “CO1” <Cmdty> or “CO2” <Cmdty>, respectively. Additional information about the ICE Brent Crude Futures Contract is available at the following website: https://www.theice.com/productguide/ProductDetails.shtml?specId=219. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

•                   The settlement price that will be used to calculate the closing level of the underlier on the determination date will be the price of the first nearby ICE Brent Crude Futures Contract on the determination date; provided that if the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Futures Contract, as determined by the calculation agent, the settlement price for the ICE Brent Crude Futures Contract used to calculate the closing level of the underlier on the determination date will be the price of the second nearby ICE Brent Crude Futures Contract on the determination date.

•                   The “first nearby” ICE Brent Crude Futures Contract refers to the ICE Brent Crude Futures Contract next scheduled for settlement (contract with an expiration date, which is the date upon which trading of the commodity contract ceases, closest to the relevant date). The “second nearby” ICE Brent Crude Futures Contract refers to the next ICE Brent Crude Futures Contract scheduled for settlement immediately following the settlement of the first nearby ICE Brent Crude Futures Contract.

•      Brent crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s.

Commodity-Linked Notes Linked to the ICE Brent Crude Futures Contract, as Traded on ICE Futures Europe Issued by: The Goldman Sachs Group, Inc.

Indicative Terms

Issuer	The Goldman Sachs Group, Inc.

Underlier	The first nearby ICE Brent Crude Futures Contract (or the second nearby ICE Brent Crude Futures Contract in limited circumstances described above)

Trade Date	April 27, 2012

Settlement Date	May 4, 2012

Stated Maturity Date	November 5, 2012

Determination Date	October 29, 2012

Initial Underlier Level	$119.83

Final Underlier Level	Closing level of the underlier on the determination date

Underlier Return	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level

Maximum Settlement Amount	$1,080.00

Contingent Minimum Return (applicable if the underlier return is greater than or equal to -15.00%)	6.70%

Specified Currency	USD

CUSIP	38143U2T7

Placement Agent	JPMorgan

The following table and chart are provided for illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels could have on the cash settlement amount at maturity assuming all other variables remain constant.

Determining the Cash Settlement Amount

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.00%	108.00%
125.00%	108.00%
108.00%	108.00%
107.00%	107.00%
106.70%	106.70%
100.00%	106.70%
90.00%	106.70%
85.00%	106.70%
84.00%	84.00%
75.00%	75.00%
50.00%	50.00%
0.00%	0.00%

Hypothetical Cash Settlement Amount

Risk Factors

Your investment in the notes involves certain risks.  We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-13 of this prospectus supplement so that you may better understand those risks.

ADDITIONAL TERMS SPECIFIC TO YOUR NOTES

You should read this prospectus supplement together with the prospectus dated September 19, 2011 and the prospectus supplement dated September 19, 2011. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•          Prospectus dated September 19, 2011:

http://www.sec.gov/Archives/edgar/data/886982/000119312511251384/d226127ds3asr.htm

•          Prospectus supplement dated September 19, 2011:

http://www.sec.gov/Archives/edgar/data/886982/000119312511251448/d233005d424b2.htm

QUESTIONS AND ANSWERS

Will I receive periodic interest payments?

No. Your notes do not bear interest and no other payments will be made on your notes until the stated maturity date. See “Additional Risk Factors Specific To Your Notes — Your Notes Will Not Bear Interest” on page S-14.

What will I receive if I sell the notes prior to the stated maturity date?

If you sell your notes prior to the stated maturity date, you will receive the market price for your notes at the time of sale. The market price for your notes may be influenced by many factors, such as interest rates, time remaining until maturity, a deterioration in our creditworthiness or perceived creditworthiness and the volatility of the underlier or the current underlier level. Depending on the impact of these factors, you may receive significantly less than the outstanding face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific To Your Notes —Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than The Issue Price” on page S-13 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-16.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a specified grade of a physical commodity at a predetermined price, delivery location and delivery period (which is generally referred to as a “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The underlier is comprised solely of a commodity contract on a physical commodity traded on a futures trading facility.

Why Does the Underlier Track a Commodity Contract And Not a Physical Commodity?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the underlier level. In addition, the fact that commodity contracts have publicly available prices allows calculation of the underlier level based on these prices. The use of commodity contracts, therefore, allows investors to separate the exposure to price changes from the requirements and costs of ownership of the underlying physical commodity, and thus allows participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

If the Price of Brent Crude Oil Goes Up, Will the Underlier Level, Therefore, Also Go Up?

Not necessarily. Your notes are linked to the performance of the underlier, rather than the individual physical commodity itself. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Underlier Track a Commodity Contract And Not a Physical Commodity?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of Brent crude oil going up and the underlier level not changing in the same way.

What is the “first nearby” ICE Brent Crude Futures Contract and the “second nearby” ICE Brent Crude Futures Contract?

The “first nearby” ICE Brent Crude Futures Contract refers to the ICE Brent Crude Futures Contract next scheduled for settlement (contract with an expiration date, which is the date upon which trading of the commodity contract ceases, closest to the relevant date). The “second nearby” ICE Brent Crude Futures Contract refers to the next ICE Brent Crude Futures Contract scheduled for settlement immediately following the settlement of the first nearby ICE Brent Crude Futures Contract.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price.  For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes—Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Issue Price” on page S-13 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-16.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000.00

Maximum settlement amount	$1,080.00

Cap level	108.00% of the initial underlier level

Contingent minimum return	6.70%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date The notes are purchased on the original issue date and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this prospectus supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on other investments linked to the underlier level.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final	Hypothetical Cash
Underlier Level (as	Settlement Amount
Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
150.000%	108.000%
140.000%	108.000%
130.000%	108.000%
108.000%	108.000%
107.000%	107.000%
106.700%	106.700%
105.000%	106.700%
100.00%	106.700%
95.000%	106.700%
90.000%	106.700%
85.000%	106.700%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, the final underlier level were determined to be 90.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 106.700% of the face amount of your notes, as shown in the table above, because the hypothetical underlier return of -10.000% is less than the contingent minimum return of 6.700%. If, however, the final underlier level were determined to be 107.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 107.000% of the face amount of your notes, as shown in the table above, because the hypothetical underlier return of 7.000% is greater than the contingent minimum return of 6.700%. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 108.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 108.000% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 108.000% (the section right of the 108.000% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-16.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time).  The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in Brent crude oil.  You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less than the Issue Price

The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes (which it is under no obligation to do), the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit rating or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “—The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes.  The cash settlement amount on your notes, if any, on the stated maturity date will be based on the final underlier level.  Thus, if the underlier return is below -15.00%, as calculated by the calculation agent, you will receive less than the face amount of your notes on the stated maturity date and may lose all or substantially all of your investment in the notes, which could include any premium to face amount you paid when you purchased the notes.

Also, the market price of the notes prior to the stated maturity date may be significantly lower than the purchase price paid for such notes.  Consequently, if you sell your notes before the stated maturity date, you may receive less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

If the final underlier level is less than 85.00% of the initial underlier level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 15.00% between the initial underlier level and the final underlier level will not result in a loss of principal on the notes, a decrease in the final underlier level to less than 85.00% of the initial underlier level may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the underlier level.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the underlier level over the life of your notes will be limited because of the cap level, which is 108.00% of the initial underlier level.  The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the underlier level may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested in other investments linked to the underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes.  Even if the cash settlement amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Notes Are Subject to the Credit Risk of Goldman Sachs

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

There Are Risks Associated With an Investment Linked to the Prices of Commodities Generally

The market prices of commodities, including Brent crude oil, can be highly volatile.  Unlike fixed-income and equity investments, commodity market prices are not related to the value of a future income or earnings stream, and may be subject to rapid fluctuations based on numerous factors, some of which are described below under “—The Underlier Level May Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Notes”.  In addition, many commodities are highly cyclical.  These factors may have a larger impact on commodity prices, commodities contracts and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities.  These and other factors may affect the performance of the underlier, and thus the value of your notes, in unpredictable or unanticipated ways.

Changes in the Market for the Underlier May Adversely Affect the Value of Your Notes

Your notes are linked to the performance of a futures contract related to the underlying physical commodity (Brent crude oil). Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than a futures contract scheduled to expire in the second nearby month, or vice-versa. Under such circumstances, and depending on the determination date for your notes, the final underlier level may be determined by reference to a futures contract expiring in a less favorable month for pricing purposes. As a result, the value of your notes may be less than would otherwise be the case if the final underlier level had been determined by reference to a futures contract scheduled to expire in a more favorable month for pricing purposes.

Your Notes Are Linked to a Futures Contract and Not to the Spot Price of Brent Crude Oil

As described under “The Underlier” below, your notes are linked to a specified future contract.  The return on your notes will be related to the performance of the futures contract and not the spot price of the underlying commodity. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your notes may underperform a similar investment that more directly reflects the return on the physical commodity.

If the First Nearby ICE Brent Crude Futures Contract is Used to Calculate the Closing Level of the Underlier on the Determination Date, the Final Underlier Level May Be More Volatile Than If the Second Nearby ICE Brent Crude Futures Contract Had Been Used

As we describe elsewhere in this prospectus supplement, the settlement price that will be used to calculate the closing level of the underlier on the determination date will be the price of the first nearby ICE Brent Crude Futures Contract, unless the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract, in which case the second nearby ICE Brent Crude Futures Contract will be used.

The price of a commodity futures contract is typically at its most volatile as the futures contract approaches maturity. In the event that the first nearby ICE Brent Crude Futures Contract is used to determine the closing level of the underlier on the determination date, the final underlier level may therefore be more volatile than if the second nearby ICE Brent Crude Futures Contract with a longer maturity had been used.

If the Second Nearby ICE Brent Crude Futures Contract is Used on the Determination Date, Any Downward Trend In Brent Crude Oil May Be Amplified Relative to the First Nearby ICE Brent Crude Futures Contract

As we describe elsewhere in this prospectus supplement, the settlement price that will be used to calculate the closing level of the underlier on the determination date will be the price of the first nearby ICE Brent Crude Futures Contract, unless the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract, in which case the second nearby ICE Brent Crude Futures Contract will be used.

As a commodity futures contract nears maturity, the price of such commodity futures contract tends to approximate the spot price for the underlying commodity. However, the price of a commodity futures contract with a longer maturity may reflect longer-term trends in the underlying commodity or market expectations regarding the future price of the underlying commodity.  In the event that the second nearby ICE Brent Crude Futures Contract is used to determine the closing level of the underlier on the determination date, the final underlier level may therefore be lower than if the first nearby ICE Brent Crude Futures Contract had been used.

Your Notes Will Not Be Affected by Positive Roll Yield

Securities and indexes linked to commodities contracts are often subject to “rolling”, meaning that as the contracts that underlie the security or index come to expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in May may specify a July expiration.  As time passes, the contract expiring in July is replaced by a contract for delivery in September.  This is accomplished by selling the July contract and purchasing the September contract.  If the market for these contracts (putting aside other considerations) is in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the September contract, thereby creating a positive “roll yield”.  Similarly, if the market for these contracts is in “contango”, where the prices are higher in the distant delivery months than in the nearer delivery months, it could result in a negative roll yield.  Because your notes are linked to the first nearby ICE Brent Crude Futures Contract (subject to adjustment as described elsewhere in this prospectus supplement) and will not be subject to rolling, you will not benefit from any positive roll yield.

The Amount Payable on Your Notes Is Not Linked to the Closing Level of the Underlier at Any Time Other Than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes will be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the closing level of the underlier.  Although the actual closing level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

If you Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

There Are Risks Associated with a Concentrated Investment in a Single Commodity

The payment at maturity on the notes is linked exclusively to the underlier level and not to a diverse basket of commodities or a broad-based commodity index.  The underlier level may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally.  Because the notes are linked to the level of a futures contract on a single commodity, the notes may carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date.  A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the underlier level;

•                  the volatility — i.e., the frequency and magnitude of changes — in the closing level of the underlier;

•                  economic, financial, regulatory and political, military or other events that affect the commodity markets generally;

•                  other interest rate and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction.  If you sell your notes before maturity, you may receive less than the face amount of your notes.

Your Notes are Not Regulated by the Commodity Futures Trading Commission

The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these contracts (i.e., the notes will not constitute a direct or indirect investment by you in the futures contracts or options on futures), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in your notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. In addition, the advisor to such vehicle may be required to register as a commodity trading advisor. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator or commodity trading advisor, and you will not benefit from the CFTC’s regulatory protections afforded to persons who invest in regulated commodity pools.

The Underlier Level May Be Volatile and May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Notes

The underlier level has fluctuated widely in the past and may continue to do so in the future.  Factors that may affect the underlier level and the value of your notes in varying ways include, without limitation:

•                  global supply of and demand for Brent crude oil, which is influenced by a wide variety of factors, including the global economy, consumer and industrial demand, market regulation, forward selling by producers of Brent crude oil, and production and cost levels in countries where Brent crude oil is produced;

•                  weather and natural disasters;

•                  governmental programs and policies, including regulation that affects consumption or production of commodities;

•                  regulation in the relevant producer countries and in the commodities and securities markets;

•                  hedging, investment and trading activities by market participants;

•                  price and supply controls among producer nations or organizations of producer nations;

•                  concentrated production holding of commodities;

•                  development of substitutes for Brent crude oil or alternative industrial or consumer applications that do not make use of Brent crude oil;

•                  global or regional political, economic or financial events, including war, uprisings, upheavals, terrorism or other hostilities, and other situations;

•                  liquidity or illiquidity of the markets for Brent crude oil; and

•                  currency exchange rates.

It is not possible to predict the effect of all, some or one of these factors on the prices of Brent crude oil and the occurrence of all, some or one of these factors could reduce the underlier level and adversely affect the market value of, and payment at maturity of, your notes.

There Are Specific Risks Associated with Brent Crude Oil and the Underlier

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the underlier. Market expectations about these events and trading activity also may cause oil prices to fluctuate unpredictably. If the volatility of crude oil increases or decreases, the volatility of the underlier may also increase or decrease, and the market value of and amount payable on your notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could adversely affect the closing level of the underlier and the market value of and amount payable on your notes. Additionally, actions taken by consuming nations, such as the recent release of oil reserves by the International Energy Agency, may occur in a way that is not predictable and could adversely affect the price of crude oil, closing level of the underlier and the market value of and amount payable on your notes. Also, the development of substitute products for oil could adversely affect the closing level of the underlier and the market value of and amount payable on your notes.

If the Underlier Level Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the closing level of the underlier may not result in a comparable change in the market value of the your notes. Some of the reasons for this disparity are discussed under “—The Market Value of Your Notes May be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and over-the-counter (OTC) derivative markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement many of the requirements of the legislation. While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined. Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. While the rules have not yet taken effect, and their impact is not yet known, these limits will likely restrict the ability of market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets. Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers will also be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. These consequences could adversely affect the underlier level, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Commission published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives, although the scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear. If these regulations are adopted or other regulations are adopted in the future, they could have an adverse impact on the underlier level and the return on and value of the notes.

You Have No Rights with Respect to Brent Crude Oil or the Underlier or Any Rights to Receive Brent Crude Oil or the Underlier

Investing in your notes will not make you a holder of the underlier or Brent crude oil.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier or any Brent crude oil.  Any amounts payable on your notes will be made in cash, and you will have no right to receive Brent crude oil, the underlier, or options, swaps or futures based upon Brent crude oil.

The Prices of a Number of Commodities, Including the ICE Brent Crude Futures Contract, Have Been Highly Volatile in Recent Months

The prices of a number of commodities, including the ICE Brent Crude Futures Contract, have been highly volatile (i.e., significant increases and decreases) in recent months, which makes it difficult to predict the future performance of the underlier. Some market analysts expect commodity prices to fall in the near future. There is a risk that the price of the underlier may decline precipitously in the near future.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The underlier consists of a futures contract on one physical commodity, which is traded on ICE Futures Europe. You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The underlier comprises a commodity contract on a foreign trading facility located outside the United States that is not regulated by U.S. regulatory authorities. The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contract included in the underlier.

If ICE Futures Europe should cease operations, if trading in a specific commodity should become subject to a value added tax or other tax or any other form of regulation currently not in place, or if ICE Futures Europe should change any rule or bylaw or take emergency action under its rules, the market for Brent crude oil, and consequently the final underlier level, as well as the value of the notes, may be affected. Certain features of U.S. futures contracts are not present in the context of trading on ICE Futures Europe. For example, there are no daily price limits on ICE Futures Europe that would otherwise restrict fluctuations in the price of commodities. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, may hedge our obligations under the notes by trading derivative instruments linked to the underlier. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the underlier, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the underlier.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

You should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment, banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the note.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts related to Brent crude oil and options on commodities contracts on Brent crude oil, over-the-counter contracts related to Brent crude oil and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the underlier. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the underlier which could in turn affect the return on and the value of your notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products in the marketplace, including existing or new products that are similar to your notes, or similar securities or instruments linked to the underlier. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments and other products that will compete with the notes for liquidity, research coverage or otherwise.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the performance of the underlier. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Our Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving financial instruments. Any of these recommendations and views may be negative with respect to the underlier or other securities or instruments similar to or linked to the underlier or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the cash settlement amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the underlier or other market trends, which may not be aligned with the views and objectives of investors in the notes.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to Brent crude oil or assets and instruments linked to Brent crude oil, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the establishment of transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Past Performance of the Underlier Is No Guide to Future Performance

You cannot predict the future levels of the underlier based on its historical fluctuations.  The actual levels of the underlier over the life of the notes may bear little or no relation to the historical closing levels of the underlier or to the hypothetical examples shown elsewhere in this prospectus supplement. The underlier level is currently high relative to historical levels and may decline. We cannot predict the future performance of the underlier.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final underlier level on the determination date, which we will use to determine the amount we must pay, if any, on the stated maturity date; as well as determining whether to postpone the determination date because of a market disruption event or a non-trading day.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier.  See “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Discontinuance or Modification of the Underlier” on page S-26.  The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest.  We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Suspensions or Disruptions of Market Trading in the Underlier May Adversely Affect the Value of Your Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors.

If a market disruption event has occurred with respect to the underlier, the calculation agent will determine the final underlier level as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date —Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26.  Under the circumstances described above, the level of the underlier and the value of your notes may be adversely affected.

If a market disruption event occurs or is continuing on the originally scheduled determination date, the determination date may be postponed by up to five business days.  If a market disruption event has not ceased by the last possible day, the calculation agent will calculate the final underlier level and the amount payable on your notes on the determination date as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26.  Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any such secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event with respect to the underlier has occurred or is continuing or that day is not a trading day, the determination date will be postponed until the first trading day on which the market disruption event has ceased.  In no case, however, will such applicable date be postponed by more than five scheduled business days from the originally scheduled determination date or beyond the maturity date.  Moreover, if the determination date is postponed to the last possible day, but the market disruption event with respect to the underlier has not ceased by that day or that day is not a trading day, that day will nevertheless be the determination date.  In such a case, the calculation agent will determine the final underlier level based on the procedures described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” on page S-36.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” on page S-34.  You should consult your own tax advisor about this matter.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-33 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “the issuer”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and in “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only:  yes, at DTC

•                  non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                 full defeasance:  no

•                  covenant defeasance:  no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Underlier Level

In this prospectus supplement, when we refer to the closing level or price of the underlier, we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the first or second  nearby ICE Brent Crude Futures Contract, quoted by ICE Futures Europe and displayed on Bloomberg under the symbol  “CO1” <Cmdty> or “CO2” <Cmdty>, respectively, as it may be modified, replaced or adjusted from time to time as described under “—Discontinuance or Modification of the Underlier” below.

The final underlier level will be the closing level of the first nearby ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent unless the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract on ICE Futures Europe, as determined by the calculation agent, in which case the final underlier level will be the closing level of the second nearby ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent, in either circumstance subject to the provisions described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26.  The second nearby ICE Brent Crude Futures Contract will not be referenced due to any circumstance other than the calculation agent determining that the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•            if the underlier return is greater than or equal to -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the greater of:

o           the product of the underlier return times $1,000, subject to the maximum settlement amount; and

o           the product of the contingent minimum return of 6.70% times $1,000; or

•            if the underlier return is less than -15.00%, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000.  You will receive less than $1,000.

The underlier return is calculated by subtracting the initial underlier level from the final underlier level and dividing the result by the initial underlier level, with the quotient expressed as a percentage.  The cap level is 108.00% of the initial underlier level.  The maximum settlement amount is 108.00% of each $1,000 face amount, or $1,080.00.  The contingent minimum return is 6.70%.

The initial underlier level is $119.83.  The calculation agent will determine the final underlier level, which will be the closing level of the underlier on the determination date.  However, the calculation agent will have discretion to adjust the closing level of the underlier on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of the Underlier” below.

Stated Maturity Date

The stated maturity date is November 5, 2012, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date is October 29, 2012, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.  In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the determination date because of a market disruption event or a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of the Underlier” below), the calculation agent will nevertheless determine the final underlier level based on its assessment, made in its sole discretion, of the closing level of the underlier on that day.

Discontinuance or Modification of the Underlier

If the underlier level is not available on the last possible determination date because the underlier has been discontinued or materially modified (as determined by the calculation agent in its sole discretion), such final underlier level and the amount payable on the stated maturity date shall be determined by the calculation agent in its sole discretion taking into account any information that it deems relevant.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the underlier level may be made by the calculation agent in its sole discretion.  The calculation agent is not obligated to make any adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier.  We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note.  Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action.  This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture.  In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities.  We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and
“— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office.  We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the underlier, market disruption events, discontinuance of the price of the underlier, whether an options contract in respect of a futures contract has expired, business days, trading days, postponement of the determination date or the stated maturity date, the final underlier level, the underlier return, the default amount and the amount in cash to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes.  We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) ICE Futures Europe is open for trading, and (2) the offices of Goldman, Sachs & Co. in New York are open for business.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.  That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event on any given trading day:

•                  a material limitation, suspension, or disruption of trading in the underlier which results in a failure by ICE Futures Europe to report a settlement or similar price for the underlier on such trading day,

•                  the price of the underlier on such trading day is a “limit price”, which means that the price of the underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of ICE Futures Europe,

•                  trading in the underlier is suspended or interrupted subsequent to the opening of trading and trading in the underlier does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in the underlier, or

•                  failure by ICE Futures Europe to announce or publish the settlement price of the underlier on such trading day.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the underlier, listed or over-the-counter options, futures, and other instruments linked to the commodity referenced by the underlier and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other commodity-linked notes we issue, some of which may have returns linked to the underlier or the commodity referenced by the underlier.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the price of the commodity referenced by the underlier,

•                  may take or dispose of positions in the commodity referenced by the underlier, the underlier or other contracts relating thereto,and/or

•                  may take short positions in the underlier or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or commodities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlier or the commodity referenced by the underlier.  We expect these steps to involve sales of instruments linked to the underlier on or shortly before the determination date. These steps may also involve sales and/or purchases of the underlier, or listed or over-the-counter options, futures or other instruments linked to the commodity referenced by the underlier, or indices designed to track the performance of the relevant commodities markets or other components of such markets.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.

THE UNDERLIER

We have derived all information regarding the underlier contained in this prospectus supplement from publicly available information, without independent verification.

The Underlier

In this prospectus supplement, when we refer to the closing level or price of the underlier, we mean the official U.S. dollar settlement price of Brent crude oil (expressed in dollars per barrel) for the first or second nearby ICE Brent Crude Futures Contract, quoted by ICE Futures Europe and displayed on Bloomberg under the symbol  “CO1” <Cmdty> or “CO2” <Cmdty>, respectively, as it may be modified, replaced or adjusted from time to time as described under “Specific Terms of Your Notes—Discontinuance or Modification of the Underlier” on page S-26.

Brent crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent crude.  A maximum of 72 consecutive contract months will be listed at any one time.  The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The final underlier level will be the closing level of the first nearby ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent unless the determination date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude Futures Contract on ICE Futures Europe, as determined by the calculation agent, in which case the final underlier level will be the closing level of the second ICE Brent Crude Futures Contract on ICE Futures Europe on the determination date as determined by the calculation agent, in either circumstance subject to the provisions described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-26

The ICE Brent Crude Futures Contract are listed on ICE Futures Europe. Additional information about the ICE Brent Crude Futures Contract is available at the following website: https://www.theice.com/productguide/ProductDetails.shtml?specId=219. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

Historical Levels of the Underlier

The underlier level has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the underlier level during any period shown below is not an indication that the underlier level is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of future performance.  We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.  Neither we nor any of our affiliates make any representation to you as to future changes in the underlier level.  Actual changes in the underlier level over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical prices shown below.

The first table below shows the high, low and final closing levels of the first nearby ICE Brent Crude Futures Contract for the four calendar quarters in 2009, 2010 and 2011 and the first two calendar quarters of 2012 (through April 27, 2012). The next table shows the high, low and final closing levels for the second nearby ICE Brent Crude Futures Contract for the four calendar quarters in 2009, 2010 and 2011 and the first two calendar quarters of 2012 (through April 27, 2012).

The historical prices of the first and second nearby ICE Brent Crude Futures Contracts reported below, which are ICE Brent Crude Futures Contract with different delivery date than the delivery dates for the ICE Brent Crude Futures Contract that is used in your notes, may not reflect the prices at which an ICE Brent Crude Futures Contract with the same delivery date as the futures contract used for your notes would have traded in the past.

We obtained the levels listed in the tables below from Bloomberg Financial Services, without independent verification.  The historical levels set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the final underlier level will be equal to or greater than the initial underlier level or that the cash settlement amount at maturity will be greater than the face amount of your notes.

First Nearby Historical Underlier Levels
High, Low and Final Prices of the Brent Crude Contract
(based on the price of the next expiring ICE Brent Crude Futures Contract in U.S. dollars)

	High (in $)	Low (in $)	Last (in $)
2009
Quarter ended March 31	53.50	39.55	49.23
Quarter ended June 30	71.79	48.44	69.30
Quarter ended September 30	75.51	60.43	69.07
Quarter ended December 31	79.69	67.20	77.93
2010
Quarter ended March 31	82.70	69.59	82.70
Quarter ended June 30	88.94	69.55	75.01
Quarter ended September 30	82.68	71.45	82.31
Quarter ended December 31	94.75	81.10	94.75
2011
Quarter ended March 31	117.36	93.33	117.36
Quarter ended June 30	126.65	105.12	112.48
Quarter ended September 30	118.78	102.57	102.76
Quarter ended December 31	115.00	99.79	107.38
2012
Quarter ended March 31	126.22	109.81	122.88
Quarter ending June 30 (through April 27, 2012)	125.43	117.97	119.83

Second Nearby Historical Underlier Levels
High, Low and Final Prices of the Brent Crude Contract
(based on the price of the second next expiring ICE Brent Crude Futures Contract in U.S. dollars)

	High (in $)	Low (in $)	Last (in $)
2009
Quarter ended March 31	54.65	40.75	50.56
Quarter ended June 30	72.55	49.60	69.90
Quarter ended September 30	75.83	60.66	69.80
Quarter ended December 31	80.45	68.04	78.65
2010
Quarter ended March 31	83.25	70.08	83.25

Quarter ended June 30	89.99	70.38	75.28
Quarter ended September 30	82.96	71.72	82.59
Quarter ended December 31	94.67	81.55	94.67
2011
Quarter ended March 31	117.20	93.18	117.20
Quarter ended June 30	126.12	105.31	112.41
Quarter ended September 30	118.54	100.88	100.88
Quarter ended December 31	113.84	97.98	106.87
2012
Quarter ended March 31	125.67	109.71	122.08
Quarter ending June 30 (through April 27, 2012)	124.77	117.83	119.40

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes.  You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                 a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain.  Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the underlier.  Except as otherwise stated below, the discussion below assumes that your notes will be so treated.

Upon the sale or maturity of your notes, you should recognize short-term capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes.  Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes.  As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible.  Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as short-term contingent debt instruments. The discussion below addresses the tax treatment of your notes if they are treated as short-term contingent debt instruments.

Although there is no authority that specifically addresses the tax treatment of short-term notes that provide for contingent payments, it is likely that you should not recognize any income prior to the sale or maturity of the notes. If you are an initial purchaser of the notes, upon the maturity of your notes you should recognize either ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your notes at such time and the amount you paid for your notes. Upon a sale or exchange of your notes prior to the maturity of your notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount you paid for your notes and the amount received by you upon such sale, unless you sell or exchange your notes between the determination date and the maturity date, in which case it would be reasonable for you to treat substantially all of any gain that you recognize as ordinary income and any loss that you recognize as a short-term capital loss. You may be required to defer interest deductions that are allocable to your purchase of the notes. For more information, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Short-Term Debt Securities” in the accompanying prospectus.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying futures contract. Under such a characterization, it is possible Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes  (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of notes had been sold for fair market value).

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.  You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding.  It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.  Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption.  In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code).  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 0.50% of the face amount. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of 99.50% of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this prospectus supplement from Goldman, Sachs & Co.  The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

We will deliver the notes against payment therefor in New York, New York on May 4, 2012, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

$20,614,000

The Goldman Sachs Group, Inc.

Commodity-Linked Notes due 2012
(Linked to the ICE Brent Crude Futures Contract, as Traded on ICE Futures Europe)

Medium Term Notes, Series D

Goldman, Sachs & Co.

JPMorgan

Page
Summary Information	2
Questions and Answers	7
Hypothetical Examples	9
Additional Risk Factors Specific to Your Notes	13
Specific Terms of Your Notes	24
Use of Proceeds and Hedging	29
The Underlier	30
Supplemental Discussion of Federal Income Tax Consequences	33
Employee Retirement Income Security Act	36
Supplemental Plan of Distribution	37
Validity of the Notes	S-37
Prospectus Supplement dated September 19, 2011
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28
Prospectus dated September 19, 2011
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140